EXHIBIT 99.2
PREPARED REMARKS FROM CONFERENCE CALL

                      FOURTH QUARTER FY98 EARNINGS RELEASE
                             CONFERENCE CALL SCRIPT
INTRODUCTION - STEVE GILLISPIE

Good morning. This is Steve Gillispie, chairman, president and chief executive officer of Cadmus. I want to thank each of you for joining us this morning to review our results for the fourth quarter of fiscal 1998. Joining me for today's conference call are Bruce Thomas, senior vice president and chief financial officer, and Dave Bosher, vice president and treasurer. As is customary, we will begin this call with a review of the quarter's results by Dave, followed by our regular Q&A session. I will make a few remarks at the conclusion of today's presentation. Dave .....

FOURTH QUARTER REVIEW - DAVE BOSHER

Thank you, Steve. Before I go through a more detailed review of our quarterly results, I'd like to provide you an "executive summary" of our RECORD fourth quarter and fiscal year performance. Please note that ALL of the numbers you will hear are BEFORE restructuring charges recorded in the fourth quarters of both fiscal 1997 and 1998. You should refer to our press release and attachments for more complete financial information.

Now, back to the highlights:

            o first, income before restructuring charges increased 65% to $3.3 million, or $.40 per share, up from $.25 per share in last year's fourth quarter. This was record operating income for ANY quarter in Cadmus history, exceeding our previous record set in the third quarter of this year.

            o second, internal sales growth was a solid 7% again in the fourth quarter, driven by several exceptional performances from units in our Marketing Communications sector.

            o third, operating margins came in at 7.4% of sales, up 170 bps from the 5.7% margin of the prior year, and

            o finally, free cash flow, after restructuring spending, was a strong $4.7 million in the fourth quarter, reflecting our continued focus on aggressive capital management.

          For the full year, the highlights are equally impressive:

            o first,  income before  restructuring  charges  increased 49% to
              $11.5 million, or $1.41 per share, up from $.96 per share last year.

            o secondly,  internal  sales growth was 7%,  driven again by a 17%
              increase in the  Marketing  Communications sector, and

            o finally, operating margins were 7% of sales, up 120 bps from the
              5.8% margin of the prior year.

Those are the highlights. Now let me give you a little more detailed review.

As I mentioned, Cadmus' fourth quarter income rose 65% to $3.3 million, or $.40 per share. Fourth quarter sales rose 8% to a record $104.2 million, compared to $96.8 million last year. Adjusted for the operations discontinued in the fiscal 1997 restructuring AND for the acquisition of Germersheim, sales actually rose 7%.

Gross margins improved in the fourth quarter to 22.9% of sales, up from 22.2% in the same period last year. At the same time, selling and administrative expenses declined to just 15.6% of sales in this year's fourth quarter, down nearly a whole percentage point from the 16.5% rate of last year. As a result, operating income rose 38% to a record $7.7 million and our operating margin improved further to 7.4% of sales, up from 5.7% last year. The 7.4% operating margin was our highest fourth quarter operating margin in over a decade.

Free cash flow for the fourth quarter was $4.7 million. This performance was right-on target and reflected continued success in working capital management and also reflected the higher levels of operating income. For the year, free cash flow was similarly strong, as we generated $7.9 million despite outlays of $4.7 million related to the 1997 restructuring.

I'd like now to spend just a few minutes describing the operating performances of our two business sectors.

First, in our Professional Communications sector, operating income rose 11% in the fourth quarter. Operating margins also continued to improve, rising 160 basis points to a record 16.2% in the fourth quarter, compared to last year's 14.6% margin. In fact, this marked THE NINTH CONSECUTIVE QUARTER in which Professional Communications has recorded a year-over-year improvement in operating margins. This increase was attributable primarily to the restructuring savings, a continued shift towards a higher margin product mix, and continued productivity improvements at our manufacturing facilities.

In our Marketing Communications sector, INTERNAL SALES GROWTH WAS 16% IN THE QUARTER, adjusted for the closed operations and the acquisition of Germersheim. This impressive sales increase was led by (i) our packaging and promotional group, which recorded a 30% increase in sales (ii) our point-of-purchase group, where we recorded a 23% increase in sales this quarter, pre-Germersheim, (iii) our graphic solutions group, which recorded a 17% increase in sales, and (iv) our direct marketing operation, where agency fees rose 24% over last year. Marketing Communications operating margins improved over 200 bps in the fourth quarter compared to the prior year.

GERMERSHEIM UPDATE - DAVE BOSHER

Now, let me briefly update you on the status of the integration of our recent acquisition, Germersheim, Inc. As you know, we purchased Germersheim, an Atlanta-based point-of-purchase, or "POP", provider on April 1, 1998. Germersheim had annual sales of approximately $24 million and operating margins in excess of 10%. Together with our existing POP business, we have created a $50 million operation, making us a dominant POP business in the southeast and one of the largest in the nation.

We have identified significant cost reduction opportunities available to us related to the duplicate overhead costs and facilities of the combined businesses. Accordingly, we took a one-time charge in our fourth quarter of $3.95 million, pretax, to integrate the two operations and to consolidate their facilities. We have indicated that we would move aggressively to integrate these businesses and we have done so. As of this date, we have effected most of the personnel reductions and are also moving quickly to convert the combined operation to Cadmus' successful procurement programs. We also have completed plans for the consolidation of all administrative, manufacturing and fulfillment facilities. In addition to the costs savings which should accrue to us in this combination, we also believe that cross-selling and vertical integration will provide additional opportunities for profitability improvement going forward.

FISCAL 1999 GOALS - DAVE BOSHER

With regard to fiscal 1999, we are comfortable with published EPS estimates for Cadmus in the range of the low to mid-$1.70s. Given the potential benefits of the Germersheim acquisition, the full-year impact from other restructuring actions taken in fiscal 1998, and continued strong performance from CJS, we believe that this range is reasonable and achievable. We should note also that our first quarter expectations are in the $.30-.32 per share range. These first quarter and full-year FY99 targets each represent an increase in EPS of 24% over fiscal 1998 results.

I'll now turn it back over to Steve.

Steve....

CONCLUSION - STEVE GILLISPIE

Thanks, Dave. Before beginning our Q&A session, I want to make a few closing comments.

Last year we expressed our determination to make Cadmus once again an enterprise that delivered consistent financial performance. We are pleased that we have delivered on that commitment in every respect in 1998. We achieved record income for our fourth quarter and we met, and slightly exceeded, our earnings commitment for the year. Perhaps most importantly, however, we achieved those results at the same time we were setting a firm foundation for future growth. In fact, we recorded record CAPEX this year with the addition of a new, modernized manufacturing facility in Charlotte, state-of-the-art press and finishing equipment, and updated and enhanced technology. In addition, we successfully restructured and reorganized our businesses and invested in the expansion and enhancement of our market position in our market-focused business sectors. Finally, we made strategic acquisitions and investments to make our "Create-Produce-Distribute" model ever more a reality.

As we look ahead to 1999, we will build on this strength and continue to look for opportunities to further enhance and extend our service offerings and to strengthen our market position in selected niche businesses. We remain excited with our strategy and more convinced than ever that we are the right path and picking up our pace.

ORGANIZATIONAL ANNOUNCEMENTS - STEVE GILLISPIE

Before concluding, I'd like to talk about an organizational change which we announced this morning. I am pleased to announce that Dave Wilson will assume a new role as chairman of our Professional Communications sector and will be nominated to stand for election to the Cadmus Board of Directors this November. Under Dave's leadership and direction, CJS has grown to become the world leader in Scientific Technical and Medical journals. As chairman of this sector, Dave will devote more of his efforts and attention to exploring new markets, pursuing potential acquisitions, both domestic and international, and focusing on strengthening important customer relationships.

At the same time, Joe Ward will be leaving his current position on the Cadmus board to assume Dave's former role as executive vice president of Professional Communications, with responsibility for all day-to-day operations. Joe's background and experience makes him uniquely suited for this new assignment. Prior to joining Cadmus, he was president of Bertlesmann's direct response book group, president of Meredith Corp.'s book group, and founder of Meredith's new media division. In addition, he was publisher and senior vice president of Time-Life's book division and launched that business into new media.

These moves are a major step forward for us in terms of growing our Professional Communications sector and improving the depth of management in that sector. I have the utmost confidence in their abilities to move Cadmus and the Professional Communications sectors to new levels of growth and performance.

Please note that certain of our comments here represent "forward looking statements" and are subject to certain risks and uncertainties. Those risks and uncertainties are set forth in our press release and included in a Form 8-K which will be filed shortly with the SEC to which you should refer for additional details.

We thank you again for joining us for this morning's call and for your continued interest and support in Cadmus. I would now like to open up the session for any questions you may have for us.